PETRO RIVER DISCOVERS LARGEST OIL FIELD IN THE COMPANY’S HISTORY

Petro River Oil Corp (PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company that utilizes 3D seismic technology to discover and develop oil and gas reserves in proven oil and gas basins announced today the discovery of its largest oil field with the successful drilling of the Arsaga 25-2 exploration well in Osage County, Oklahoma.

The Arsaga 25-2 exploration well was the first of three exploration wells outlined in the Company’s 2018 drilling program. The Arsaga well was spud on July 9, 2018 and drilled to a depth of approximately 2,750 feet. Preliminary results indicate 30 feet of productive Mississippian Chat formation, with an estimated ultimate recovery of 50,655 barrels of oil equivalent. The Company plans to provide a 30-day initial production rate, or IP rate in September 2018.  Our estimates on ultimate recovery per well are based on the reserve report dated May 1, 2018 prepared by Cawley, Gillespie & Associates ("CGA"), an independent petroleum engineering firm.

“The discovery in the Arsaga field has given the Company continued confidence in our ability to effectively use 3D seismic imaging technology to discover overlooked prospects. The development of the Arsaga field, with approximately 2,000 prospective acres and up to 100 well locations, will be the focus of our activity for the next couple of years,” said Petro River president Stephen Brunner.

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Osage County, Oklahoma. Petro River’s strategy is to apply modern technology, such as 3D Seismic analysis, to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 14.52% equity interest in Horizon Energy Partners, LLC and its president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at www.petroriveroil.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:Investor Relationsir@petroriveroil.comtelephone: (469) 828-3900